Issuer Free Writing Prospectus
Dated November 20, 2020
Filed Pursuant to Rule 433
Registration Statement No. 333-239961

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s web site at www.sec.gov. Alternatively, the issuer, the dealer manager or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (877) 787-9239.

Monty J. Bennett, Chairman of Ashford Hospitality Trust, Inc. (the “Company”), J. Robison Hays, III, President and Chief Executive Officer of the Company, and a spokeswoman for the Company were quoted in the following CoStar News article.

CoStar News
Texas Hotelier Weighs Options, Subleases Corporate Office Space as Business Slows
CoStar News, Candace Carlisle
November 19, 2020

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“COVID-19 is having an unprecedented impact on the hospitality industry,” said Monty Bennett, chairman, CEO and founder of Ashford Inc., in an email to CoStar News. “This has been an extraordinary period for everyone, but we are encouraged by the potential of a vaccine soon. Our management team has extensive experience navigating tough market environments and, while history suggests a recovery will take at least four years, every recovery is different. Our response to the pandemic has been swift and comprehensive, and we believe that we are well positioned for the recovery.”

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The demand in the short term for hotel rooms is “unquestionably down year-over-year,” Bennett said, but since April, occupancy has grown month over month through August, primarily from leisure travel holding up particularly well on the weekends. The demand by leisure travelers was likely tied to stay-home orders during the pandemic, reminding people how much they miss regular travel, said Bennett, adding he's hopeful Congress will pass federal legislation to aid the hospitality industry.

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A spokeswoman for Ashford says the entities have “expanded the remote work options for many of our employees, which has reduced our long-term needs for space.”

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“We expect to see a meaningful uptick in [revenue per available room] as corporate transient demand and group demand return following adoption of widespread vaccinations,” Bennett said. “We remain bullish on the industry as well as our prospects for growth over the long-term. Looking ahead, we believe the hotel business will not only get back to previous demand levels but surpass them.”

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In its last quarterly earnings call in late October, Ashford Hospitality Trust President and CEO Rob Hays told investors the REIT was weighing options ranging from restructuring to selling off some hotel properties to landing new investors.

Hays told CoStar News in an email that “Ashford Trust has been looking carefully at all alternatives that may create value for our shareholders, including opportunities to restructure, improve the portfolio, improve the capital structure, and extend our liquidity runway.”

The REIT has a “strong track record of opportunistic asset sales,” and at times responds to unsolicited inquires and directed marketing efforts, Hays said, adding the firm hopes to “retain as many Ashford Trust properties as possible.”

The REIT is focused on strengthening its capital structure, reducing future cash needs and growing its equity base.

“While we have made significant progress with our forbearance efforts, we continue to work with lenders and special servicers to address remaining defaults,” Hays said. “These forbearances play a crucial role in helping Ashford Trust navigate the difficulties caused by the COVID-19 pandemic.”
Where You Can Find Additional Information
Completion of the Exchange Offers and the Consent Solicitation are subject to certain conditions, which are set forth in more detail in the Company’s registration statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) for the purpose of registering the Common Stock issued pursuant to the Exchange Offers under the Securities Act of 1933, as amended. The Registration Statement was declared effective on September 9, 2020 at 4:00 p.m. ET. The Company has also filed with the SEC a Schedule TO for the Exchange Offers and a definitive proxy statement on Schedule 14A to solicit proxies from the holders of its Common Stock to approve the relevant items upon which the holders of the Common Stock were entitled to vote (the “Proxy Statement”). The Proxy Statement was first mailed to stockholders on or about September 10, 2020. The Company may extend or terminate the Exchange Offers under certain circumstances as described in the Registration Statement. Additional information regarding these transactions can be found in the Company’s investor presentation available at https://dealroadshow.finsight.com/retail-roadshows.
Certain Information Regarding Participants
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Exchange Offer and Consent Solicitation. Information about the Company’s executive officers and directors and their ownership of the Company’s stock is set forth in the definitive proxy statement that was filed with the Securities and Exchange Commission on September 10, 2020.

This does not constitute an offer of any securities for sale. Further, this communication is not a solicitation of a proxy from any security holder of the Company and shall not constitute the solicitation of an offer to buy securities.
Investors should read the Registration Statement and the Schedule TO for the Exchange Offers as they contain important information about the Exchange Offers, the Company and the other proposed transactions. Holders of Common Stock should read the Proxy Statement and any other relevant documents because they contain important information about the Company and the proposed transactions. The Registration Statement, Schedule TO and Proxy Statement are available for free on the SEC’s website, www.sec.gov. The prospectus included in the Registration Statement and additional copies of the Proxy Statement will be available for free from the Company for the applicable shareholders of the Company.
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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this article contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this article include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of the novel strain of coronavirus (COVID-19) on our business; the ability of the Company and the Company’s advisor, Ashford Inc., to continue as a going concern; the timing and outcome of the Securities and Exchange Commission’s investigation; our ability to meet the New York Stock Exchange continued listing standards; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; general volatility of the capital markets and the market price of our common stock and preferred stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this article are only made as of the date of this article. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.